EXHIBIT 11.4

Avino Silver & Gold Mines Ltd.
Charter of the Compensation Committee

I.	Purpose

The Compensation Committee generally assumes responsibility for making recommendations to the Board of Directors on all matters relating to the compensation of directors, members of the various committees of the Board of Directors, the Chairman of the Board, officers and employees of the Company, as more specifically delineated in the responsibilities of the Compensation Committee set forth below.  For the purposes of its mandate, the Compensation Committee will review all aspects of compensation paid to the directors, committee members, the Chairman of the Board, management and employees of other mining companies to ensure that the Company’s compensation programs are competitive, and that the Company is in a position to attract, motivate and retain high-caliber individuals.

II.	Compensation

The Compensation Committee will be comprised of at least two directors, all of whom will be “independent directors” in accordance with applicable legal requirements, including currently the requirements published by the Canadian Securities Administrators under NP 58-201 “Corporate Governance Guidelines”.  Each member will have skills and/or experience which are relevant to the mandate of the Committee.

The Committee members will be elected annually at the first meeting of the Board of Directors following the annual general shareholders meeting.

The Board of Directors may remove a member of the Committee at any time in its sole discretion by resolution of the Board of Directors.  Unless a Chairperson is elected by the full Board of Directors, the members of the Committee may designate a Chairperson by majority vote of the full membership of the Committee.

III.	Responsibilities

Responsibilities and powers of the Compensation Committee generally include, but are not restricted to undertaking the following:

•	Monitoring and evaluating the performance of the President and Chief Executive Officer and other members of senior management.

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Annually reviewing and making recommendations to the Board of Directors upon the recommendation of members of senior management with respect to the Company’s overall compensation and benefits philosophies and programs for employees, including base salaries, bonus and incentive plans, deferred compensation and stock option and/or restricted share rights. As part of its review process, the Compensation Committee will review peer group and other mining industry compensation data reported through surveys and other sources.

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Annually reviewing and making recommendations to the Board of Directors with respect to the Company’s compensation and benefit programs for the President and Chief Executive Officer and other senior officers of the Company including base salaries, bonuses or other performance incentive, stock options and/or restricted share rights. In setting the President and Chief Executive Officer’s salary, the Compensation Committee will take into consideration salaries paid to chief executive officers in the gold and general mining industry. The Committee will review and approve corporate goals and objectives relevant to the President and Chief Executive Officer on an annual basis. The President and Chief Executive officer’s contribution towards the Company’s achievement of corporate goals and objectives for the previous financial year will form the basis for the Compensation Committee’s recommendations concerning bonus or other performance recognition awards.

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Reviewing and making recommendations to the Board of Directors with respect to the implementation or variation of stock option or restricted share rights plans, share purchases plans, compensation and incentive plans and retirement plans. Further, the Compensation Committee will ensure proper administration of the Company’s existing share incentive plans, including the granting or making recommendations with respect to the granting of options or restricted share rights. The number of options granted or restricted share rights issued will give consideration to the potential contribution an individual may make to the success of the Company.

•	Engaging and compensating (for which the Company will provide appropriate funding) any outside advisor that the Committee determines to be necessary to permit it to carry out its duties.

•	Annually evaluating the performance of the Committee.

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The Compensation Committee will provide an annual report on executive compensation to the shareholders of the Company under Form 51-102F6 in the Management Information Circular prepared for the annual and general meeting of the shareholders, or any other disclosure documents, or on the Company’s website.

IV.	Meetings

The Committee will meet regularly at times necessary to perform the duties described above in a timely manner, but not less than once a year.  Meetings may be held at times deemed appropriate by the Committee.

These meetings may be with representative or appropriate members of management, all either individually or collectively as may be required by the Chairman of the Committee.

The Chairman of the Committee will report periodically to the Board of Directors.